Exhibit 3.1
CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

SYSTEM1, INC.

FILED IN THE OFFICE OF THE SECRETARY OF THE STATE OF DELAWARE
ON JULY 23, 2026

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), System1, Inc., a corporation duly organized and validly existing under the DGCL (the “Issuer” or the “Company”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Issuer (as amended, restated, supplemented or otherwise modified from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to 100,000 shares of preferred stock, par value $0.0001 per share, of the Issuer (“Preferred Stock”) in one or more series; and expressly authorizes the Board of Directors of the Issuer (the “Board”), subject to limitations prescribed by law, to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, of each such series, and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board; and

WHEREAS, on May 29, 2026, the Board approved and adopted the following certificate of designation (this “Certificate of Designation”) for purposes of issuing shares of Preferred Stock, with a par value of $0.0001 per share, designated as a series known as “Series A Cumulative Convertible Preferred Stock”, with each such share having the designations, powers, preferences and relative, participating, optional, special and other rights, and the qualifications, limitations and restrictions, as set forth in this Certificate of Designation.

NOW THEREFORE, BE IT RESOLVED, that, pursuant to authority conferred upon the Board by the Certificate of Incorporation, the Board hereby provides out of the unissued shares of the Preferred Stock a series of Preferred Stock designated as “Series A Cumulative Convertible Preferred Stock” and authorizes for issuance 39,250 shares of the Series A Preferred Stock (as defined below), and hereby fixes the designations, powers, preferences and relative, participating, optional, special and other rights, and the qualifications, limitations and restrictions of the Series A Preferred Stock, as follows:

1.Designation. A total of 39,250 shares of Preferred Stock, with a par value of $0.0001 per share, shall be designated as a series of Preferred Stock known as “Series A Cumulative Convertible Preferred Stock”, with each such share having an initial Stated Value of $1,000 per share (the “Series A Preferred Stock”), which Series A Preferred Stock will have the respective designations, powers, preferences and relative, participating, optional, special and other rights, and the qualifications, limitations and restrictions set forth in this Certificate of Designation.
2.Ranking; Liquidation. With respect to (a) payment of dividends, (b) distribution of assets and (c) all other liquidation, winding up, dissolution, dividend and redemption rights, the Series A Preferred Stock shall rank senior in priority of payment to all Junior Stock in any liquidation, dissolution, winding up or distribution of the

Exhibit 3.1
Company, and junior to any existing or future secured or unsecured Indebtedness and other liabilities (including trade payables) of the Company.
3.Voting.
(a)General. The Holders have no voting rights with respect to the Series A Preferred Stock except as set forth in this Certificate of Designation or as otherwise required by law.
(b)Voting Power. At the time of any vote or consent of any of the Holders under this Certificate of Designation, the Purchase Agreement or as otherwise required by law, each Holder of Series A Preferred Stock that is otherwise entitled to vote shall have one vote per share of Series A Preferred Stock on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.
(c)Directors.
(i)Election. Through and until such date as there are fewer than 19,625 shares of Series A Preferred Stock outstanding, the Majority Holders shall have the exclusive right, voting separately as a class, to appoint and elect, either in writing without a meeting or by vote at any meeting called for the purpose, one (1) director to the Board (the “Preferred Director”).
(ii)Term. The Preferred Director shall serve until his or her successor is elected and qualified in accordance with this Section 3(c), unless such Preferred Director is earlier removed in accordance with clause (iii) below, resigns or is otherwise unable to serve. In the event the Preferred Director is removed, resigns or is unable to serve as a member of the Board, the Majority Holders, voting separately as a class, shall have the right to fill such vacancy. A Preferred Director may only be elected to the Board by the Majority Holders in accordance with this Section 3(c).
(iii)Removal. The Preferred Director may be removed from office at any time, with or without cause, by Majority Holders either in writing without a meeting or by vote at any meeting called for the purpose.
4.Dividends.
(a)Generally. All Dividends, including Compounded Dividends, are prior to and in preference over any dividend on any Junior Stock and shall be declared and fully paid before any dividends are declared and paid, or any other distributions are made, on any Junior Stock. Except as set forth in Section 6, Dividends shall be payable to the Holders as they appear on the records of the Company on the record date for such Dividends, which, to the extent the Board determines to declare Dividends in respect of any Dividend Period, shall be the date that is 15 days prior to the applicable Dividend Payment Date, and which record date and Dividend Payment Date, to the extent so determined, shall be declared by the Board during each Dividend Period on the date that is at least 20 days prior to the Dividend Payment Date and five days prior to the record date.
(b)Dividend Calculation. From and after the Series A Original Issue Date, preferential cumulative dividends (“Dividends”) shall accrue on each share of Series A Preferred Stock outstanding on a daily basis in arrears at a per annum rate of seven percent (7.0%) (the “Dividend Rate”). Dividends with respect to each Dividend Period shall be the sum of the dividends calculated on a daily basis during such period. The daily dividend shall be calculated as the product of (i) the Stated Value of each share of the Series A Preferred Stock outstanding as of the Dividend Payment Date for such Dividend Period, and (ii) the Dividend Rate for each day elapsed during such Dividend Period divided by 360. Dividends will be due and payable quarterly in arrears on each Dividend Payment Date. To extent the Board declares a Dividend, such Dividends will be paid in cash on each Dividend Payment Date. On each Dividend Payment Date related to a Dividend Period for which the Company does not for any reason (including because payment of any Dividend in cash is prohibited by law) pay in cash all Dividends that accumulated during such Dividend Period, any such unpaid Dividends shall (whether or not earned or declared)

Exhibit 3.1
automatically and without any further action by the Board or the Company become part of the Stated Value of such share as of the applicable Dividend Payment Date (“Compounded Dividends”); provided, however, unless the Board shall otherwise notify the Holders on or prior to the applicable Dividend Payment Date, any such unpaid Dividends shall (whether or not earned or declared) become part of the Stated Value of such share as of the applicable Dividend Payment Date pursuant to this Section 4.
(c)All dividends, payments, distributions and deemed distributions in respect of the Series A Preferred Stock shall be made without any deduction and withholding unless such Taxes are required to be deducted or withheld under applicable law; provided that, if any such deduction or withholding is required the Company shall notify the relevant Holder of such intent to deduct or withhold at least five days prior to such deduction or withholding and the Company should work in good faith with the relevant Holder to reduce or eliminate the amount required to be deducted or withheld. The Company may require Holders to provide such tax forms, certifications or other documentation as may be reasonably requested to reduce or eliminate any such withholding. Any amounts so deducted or withheld shall be treated for all purposes as having been paid to the applicable Holder in respect of which such deduction and withholding was made.
5.Redemption; Conversion.
(a)Redemption.
(i)Change of Control.
(A)On the Change of Control Date, if any, the Company shall have the right (but not the obligation), to the extent not prohibited by law and subject to each Holder’s prior right to convert Series A Preferred Stock pursuant to the terms hereof, to redeem all (but not less than all) of the then outstanding Series A Preferred Stock, at a price per share of Series A Preferred Stock equal to the product of (A) the then applicable Liquidation Value, multiplied by (B) 101%, payable in cash (the “Change of Control Redemption Price”).
(B)On the Change of Control Date, if any, each Holder shall have the right to require the Company to redeem such Holder’s shares of Series A Preferred Stock at the Change of Control Redemption Price.
(ii)Maturity Date. On the Maturity Date, the Company shall, to the extent not prohibited by law or contract and subject to each Holder’s prior right to convert Series A Preferred Stock pursuant to the terms hereof, redeem all then outstanding Series A Preferred Stock, at a price per share of Series A Preferred Stock equal to the then applicable Liquidation Value, payable in cash.
(iii)Redemption Notice. At least 10 business days prior to the Change of Control Date or the Maturity Date (each a “Redemption Date”), the Company shall provide Holders with notice setting out (1) the Liquidation Value or the Change of Control Redemption Price, as applicable, as of such date, (2) the number of shares into which the Series A Preferred Stock will be convertible pursuant to the terms hereof as of the Change of Control Date or the Maturity Date, as applicable, and (3) the information reasonably necessary for each Holder to exercise their conversion rights, and in the case of a Change of Control Date or Maturity Date, as applicable, their redemption rights pursuant to the terms hereof prior to the occurrence of such Redemption Date. In the case of a Change of Control Date, such notice shall also state whether the Company will elect to redeem the Series A Preferred Stock pursuant to Section 5(a)(i).
(iv)Redemption. If, on a Change of Control Date or a Maturity Date, as applicable, the Company is prohibited by law from redeeming all then outstanding Series A Preferred Stock, then (A) the Company shall redeem the maximum number of then outstanding Series A Preferred Stock, on a pro rata and pari passu basis among all Holders, to the fullest extent not so prohibited, and (B) the Company shall thereafter, as and when not prohibited by law from doing so, redeem the maximum number of then outstanding Series A Preferred Stock, on a pro rata and pari passu basis among all Holders, to the fullest extent not so prohibited. The Company

Exhibit 3.1
shall comply, to the extent applicable, with the requirements of Section 14 of the Exchange Act and any other securities laws (or rules of any exchange on which any Series A Preferred Stock is then listed) in connection with a redemption under this Section 5(a). To the extent there is any conflict between the notice or other timing requirements of this Section 5 and the applicable requirements of Section 14 of the Exchange Act, Section 14 of the Exchange Act shall govern.
(b)Conversion. By written notice to the Company (the “Conversion Notice”), at any time and from time to time prior to the first to occur of the Change of Control and the Maturity Date, or, if any Series A Preferred Stock remains outstanding following the Maturity Date, until such shares are fully redeemed, each Holder shall be entitled to elect, by delivery written notice to the Company, to have any Series A Preferred Stock held by such Holder converted into fully paid and nonassessable shares of the Common Stock, subject to the terms and conditions of this Section 5(b). Notwithstanding anything to the contrary herein, all shares of Series A Preferred Stock for which a Conversion Notice was not timely received by the Company shall be redeemed in accordance with the terms and conditions of Section 5(a)(iv).
(i)Right to Convert. Upon delivery of a Conversion Notice to the Company, the Series A Preferred Stock to which such Conversion Notice applies shall automatically be converted, without the payment of additional consideration by the applicable Holder therefor, into such number of fully paid and non-assessable shares of Common Stock as is equal to the quotient of (A) the Liquidation Value, and (B) the Series A Conversion Price as in effect at the time of such conversion. The “Series A Conversion Price” shall initially be equal to $10.40. Such initial Series A Conversion Price shall be subject to adjustment as provided below.
(ii)No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the applicable Holder would otherwise be entitled, the Company shall pay cash equal to the product of (A) such fraction, multiplied by (B) the Fair Market Value of one share of Common Stock. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the applicable Holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.
(iii)Mechanics of Conversion.
(A)Notice of Conversion. At any time and from time to time, Holders may deliver notice to the Company of such Holders’ election to convert. Each Conversion Notice shall include the number of shares of Series A Preferred Stock such Holder is electing to convert and, to the extent such Series A Preferred Stock is held in certificated form, such Holder shall surrender such Holder’s certificate or certificates for all such shares (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice. If so required by the Company, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the Holder or such Holder’s attorney duly authorized in writing. All rights with respect to the Series A Preferred Stock converted pursuant to this Section 5(b), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate on the date of such conversion (notwithstanding the failure of any applicable Holder to surrender any certificates at or prior to such time), except only the rights of each applicable Holder, upon surrender of any certificate or certificates of such Holder (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5(b)(iii). As soon as practicable after such conversion and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series A Preferred Stock, the Company shall (A) issue and deliver to each applicable Holder or such Holder’s nominee(s), a notice of issuance of uncertificated shares and may, upon written request, issue and deliver a certificate for the number of full shares of

Exhibit 3.1
Common Stock issuable upon such conversion in accordance with the provisions hereof, and (B) pay cash as provided in Section 5(b)(ii) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the Series A Preferred Stock then converted. Upon conversion, such Series A Preferred Stock shall be retired and cancelled and shall not be reissued as shares of such series, and the Company shall thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.
(B)Reservation of Shares. The Company shall, at all times when any Series A Preferred Stock is outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series A Preferred Stock into Common Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Stock, the Company shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action that would cause an adjustment reducing the Series A Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Company shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock at such adjusted Series A Conversion Price.
(C)Effect of Conversion. All Series A Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Maturity Date, except only the right of each applicable Holder to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon.
(D)No Further Adjustment. Upon any such conversion, no adjustment to the Series A Conversion Price shall be made for any declared but unpaid dividends on the Series A Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.
(iv)Adjustments to Series A Conversion Price for Diluting Issues.
(A)Special Definitions. For purposes of this Section 5(b), the following definitions shall apply:
(1)“Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities;
(2)“Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options; and
(3)“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 5(b)(iv)(C), deemed to be issued) by the Company after the Series A Original Issue Date, other than (a) the following shares of Common Stock and (b) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (a) and (b), collectively, “Exempted Securities”): (i) shares of Common Stock, Options or Convertible Securities issued as a dividend or distribution on Series A Preferred Stock; (ii) shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by

Exhibit 3.1
Sections 5(b)(v), 5(b)(vi), 5(b)(vii) or 5(b)(viii); (iii) shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement (x) in effect as of the Series A Original Issue Date or (y) otherwise approved by the Board; and (iv) shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; and such Option or Convertible Security is an Exempted Security.
(B)No Adjustment of Series A Conversion Price. No adjustment in the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the Majority Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.
(C)Deemed Issue of Additional Shares of Common Stock.
(1)If the Company at any time or from time to time after the Series A Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities that are Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.
(2)If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Series A Conversion Price pursuant to the terms of Section 5(b)(iv)(D), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (a) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (b) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (2) shall have the effect of increasing the Series A Conversion Price to an amount that exceeds the lower of (i) the Series A Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security and (ii) the Series A Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.
(3)If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Series A Conversion Price pursuant to the terms of Section 5(b)(iv)(D) (either because the consideration per share (determined pursuant to Section 5(b)(iv)(E)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series A Original Issue Date), are revised after the Series A Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (a) any increase in the number of

Exhibit 3.1
shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (b) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 5(b)(iv)(C)(1)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.
(4)Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A Conversion Price pursuant to the terms of Section 5(b)(iv)(D), the Series A Conversion Price shall be readjusted to such Series A Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.
(5)If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A Conversion Price provided for in this Section 5(b)(iv)(C) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (2) and (3) of this Section 5(b)(iv)(C)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Series A Conversion Price that would result under the terms of this Section 5(b)(iv)(C) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series A Conversion Price that such issuance or amendment took place at the time such calculation can first be made. In the event an Option or Convertible Security contains alternative conversion terms, such as a cap on the valuation of the Company at which such conversion will be effected, or circumstances where the Option or Convertible Security may be repaid in lieu of conversion, then the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of such Option or Convertible Security shall be deemed not calculable until such time as the applicable conversion terms are determined.
(D)Adjustment of Series A Conversion Price Upon Issuance of Additional Shares of Common Stock. If the Company issues Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(b)(iv)(C)) at any time after the Series A Original Issue Date without consideration or for a consideration per share less than the Series A Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:
CP2 = CP1* (A + B) ÷ (A + C).
For purposes of the foregoing formula, the following definitions shall apply:
(1)“CP2” shall mean the Series A Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock;
(2)“CP1” shall mean the Series A Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;
(3)“A” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating

Exhibit 3.1
for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Series A Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);
(4)“B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and
(5)“C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.
(E)Determination of Consideration. For purposes of this Section 5(b)(iv), the consideration received by the Company for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:
(1)Cash and Property. Such consideration shall: (a) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest; (b) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of the Company; and (c) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board of the Company.
(2)Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(b)(iv)(C), relating to Options and Convertible Securities, shall be determined by dividing: (a) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by (b) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.
(F)Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A Conversion Price pursuant to the terms of Section 5(b)(iv)(D), and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series A Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).
(v)Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Series A Original Issue Date effect a subdivision of the outstanding Common Stock, the Series A Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Series A Original Issue Date combine the outstanding shares of Common

Exhibit 3.1
Stock, the Series A Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
(vi)Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Series A Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price then in effect by a fraction:
(A)the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and
(B)the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.
Notwithstanding the foregoing: (1) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (2) that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.
(vii)Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Series A Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 4 do not apply to such dividend or distribution, then and in each such event the holders of Series A Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock on the date of such event.
(viii)Adjustment for Merger or Reorganization, etc. Subject to Section 2, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5(b)(iv), 5(b)(vi) or 5(b)(vii)), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series A Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series A Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of the Company) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in this

Exhibit 3.1
Section 5 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.
(ix)Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to this Section 5, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A Preferred Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (A) the Series A Conversion Price then in effect, and (B) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A Preferred Stock.
(x)Notice of Record Date. In the event:
(A)the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or
(B)of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, or any Reorganization Event; or
(C)of the voluntary or involuntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will send or cause to be sent to the holders of the Series A Preferred Stock a notice specifying, as the case may be, (1) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (2) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Common Stock. In the event the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of holding a meeting of stockholders or otherwise entitle such stockholders to vote, the Company shall provide Holders with a notice specifying (1) the record date and (2) the last date on which Holders must exercise their conversion rights pursuant to the terms herein in order to exercise any voting rights pursuant to the shares of Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) issuable upon conversion (it being understood such date must be at least 10 days following delivery of such notice). Any notice required by this Section 5(b)(x) shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.
6.Negative Covenants.
(a)For so long as at least 9,812 shares of Series A Preferred Stock are outstanding, without the prior affirmative vote or written consent of the Majority Holders, the Company shall not (either directly or

Exhibit 3.1
indirectly, including by merger, consolidation, operation of law or otherwise) and shall cause its Subsidiaries not to (either directly or indirectly, including by merger, consolidation, operation of law or otherwise):
(i)amend, alter or repeal any provision of the Certificate of Incorporation or this Certificate of Designation in a manner that materially and adversely affects the rights, preferences and privileges of the Series A Preferred Stock;
(ii)make any Restricted Payment, other than (a) any Restricted Payment as a result of a redemption under Section 5(b), any Dividend or any other payment with respect to the shares of Series A Preferred Stock in accordance with this Certificate of Designation, (b) any amounts payable in respect of awards issued under the System1, Inc. 2022 Incentive Award Plan, as amended and/or restated from time to time, the System1, Inc. 2024 Stock Appreciation Rights Plan, as amended and/or restated from time to time, and the CouponFollow Earn-Out Inducement Equity Incentive Plan, as amended and/or restated from time to time, including, but not limited to, cash settlement of awards and repurchase of shares to cover taxes or the exercise price of an award, provided, that the aggregate amount of all such amounts payable pursuant to this clause (b) in any fiscal year shall not exceed $1,000,000, (c) any Restricted Payment by any Subsidiary of the Company to the Company or any Wholly-Owned Subsidiary of the Company (or, in the case of a Restricted Payment by a Subsidiary of the Company that is not a Wholly-Owned Subsidiary, Restricted Payments on a pro rata basis to the holders of its Equity Interests in accordance with the Equity Interests held by such holders) and (d) Restricted Payments by the Company or any Subsidiary of the Company to satisfy obligations under the Tax Receivable Agreement (as defined in the Credit Agreement), as in effect on the Closing Date (as defined in the Stock Purchase Agreement), to the extent contemplated by Section 6.3 of the Amended and Restated Limited Liability Company Operating Agreement of System1 Holdings, dated as of August 1, 2024, as in effect on the Closing Date (as defined in the Stock Purchase Agreement);
(iii)issue any new Equity Interests ranking (with respect to dividends or distributions or entitlement on a return of capital or assets in a winding up or otherwise) pari passu with, or senior to, the Series A Preferred Stock, other than Equity Interests in a Subsidiary held by the Company or a Wholly-Owned Subsidiary of the Company; or
(iv)unless the aggregate outstanding principal amount of indebtedness for borrowed money of the Company and its Subsidiaries, determined on a consolidated basis, following such action would not exceed $175,000,000 (plus without duplication of any other indebtedness, all reasonable and customary premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges, in each case, with respect to such Indebtedness, excluding, in each case, any payments in respect of any multiple on invested capital requirements), other than (x) intercompany indebtedness and (y) Capitalized Leases, sale and leaseback transactions, equipment leases, bank lines of credit or trade payables incurred in the ordinary course of business,
(A)create or issue other indebtedness for borrowed money or indebtedness evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made, or
(B)create any Lien upon or with respect to any of its properties, except for (I) purchase money liens, (II) statutory liens of landlords, mechanics, materialmen, workmen, warehousemen and other similar persons arising or incurred in the ordinary course of business, (III) Liens for taxes, assessments, levies and governmental charges, (IV) deposits and pledges of cash securing (x) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits or (y) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, (V) with respect to any Facility (as defined in the Credit Agreement), easements, covenants, conditions, restrictions, rights-of-way, encroachments, municipal and zoning restrictions and similar charges or encumbrances on real property and minor irregularities in the title thereto that do not (A) secure obligations for the payment of money or (B) materially impair the value of such property or its use

Exhibit 3.1
by any Subsidiaries in the normal conduct of such Person’s business, (VI) Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and (iv) for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP, (VII) the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a Capitalized Lease), in each case extending only to such personal property, (VIII) non-exclusive licenses or co-existence agreements in respect of intellectual property rights in the ordinary course of business, (IX) judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings, (X) rights of setoff or bankers' liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business and Liens in favor of collecting banks arising under Section 4-210 of the Uniform Commercial Code, (XI) unperfected interests of seller to reclaim goods delivered under §2-507 of the Uniform Commercial Code, (XII) Liens in favor of a banking or other financial institution arising as a matter of law or in the ordinary course of business under customary general terms and conditions encumbering deposits or other funds maintained therein with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions (in each case, for the avoidance of doubt, not securing obligations for borrowed money) including any liens or rights to set-off arising under the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandsche Vereniging van Banken), (XIII) the landlord’s interest in any security deposit provided by any Subsidiary under any lease entered into in the ordinary course of business, or (XIV) the interests of lessors or sublessors under operating leases and licensors or sublicensors under non-exclusive license agreements in the ordinary course of business and covering only the assets so leased, or subleased.
(b)Actions Taken without Approval. Any of the actions or omissions of the Company prohibited by this Section 6 (if taken without the prior written consent of the Majority Holders approving such action or omission) shall be ultra vires, null and void ab initio and of no force or effect. The Company shall not, and shall cause its Subsidiaries not to (either directly or indirectly, including by merger, consolidation, operation of law or otherwise), by amendment, modification, repeal, restatement, supplementation, termination or waiver of, or consent to any departure by the Company or any of its Subsidiaries from, any provision of this Certificate of Designation or the Purchase Agreement or through any Redemption Election, any Change of Control, any disposition or any other reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate of Designation or the Purchase Agreement.
7.Corporate Opportunities.
(a)Notwithstanding anything contained herein, the Holders, any of their respective Affiliates and any of their respective directors, officers, employees and consultants, including any Preferred Directors (collectively, the “Holder Related Parties”), may freely offer to any other Person or effect on behalf of itself or any other Person any other investment or business opportunity or prospective economic advantage, including those competitive with the business of the Company, or other transactions in which the Company, its subsidiaries, any member of the Board or any other shareholder of the Company may have an interest or expectancy, including as a result of any fiduciary duties applicable to such Person (an “Alternative Opportunity”), in each case without any prior Company, Board or shareholder notification or approval and the Company, on behalf of itself and its subsidiaries, hereby renounces any interest or expectancy of the Company and its subsidiaries in, or in being offered an opportunity to participate in, Alternative Opportunities that are from time to time available to the Holder Related Parties, even if any such opportunity is one that the Company or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so;

Exhibit 3.1
(b)The Holder Related Parties shall (i) have no duty to communicate or offer any such Alternative Opportunity to the Board, Company or its subsidiaries, (ii) have the right to either hold any such Alternative Opportunity for their own account and benefit or to direct, recommend, assign or otherwise transfer such Alternative Opportunity to persons or entities other than the Board, Company or any of its subsidiaries, and (iii) notwithstanding any provision in the Company’s Amended and Restated Certificate of Incorporation to the contrary, not be obligated or liable to the Board, Company or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, solely by reason of the fact that such Holder Related Party pursues or acquires such Alternative Opportunity, directs such Alternative Opportunity to another person, or fails to present such Alternative Opportunity or information regarding such Alternative Opportunity to the Board, Company or its subsidiaries and there shall be no restriction on any Holder Related Party using the general knowledge and understanding of the Company and the industry in which it operates, which such Holder Related Party has gained in such capacity, in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities;
(c)Notwithstanding anything to the contrary herein, the foregoing clauses (a) and (b) shall not apply to any investment or business opportunity that is first presented to any Preferred Director in his or her capacity as a director of the Company or any violation of any fiduciary duties (as determined in accordance with Delaware law) or confidentiality obligations generally applicable to the directors of the Company. Without limiting the generality of the foregoing, the Company agrees and acknowledges that Holder Related Parties and their respective Affiliates may have both passive and non-passive interests in Persons deemed competitors of the Company, and that the provisions of the immediately preceding sentence shall be applicable to such competitors, their respective Affiliates and any of their respective directors, officers and employees in respect thereof. Any person or entity purchasing, holding or otherwise acquiring any interest in any shares of the Company shall be deemed to have notice of and to have consented to the provisions of this Section 7.
8.Amendments and Waivers. So long as any shares of Series A Preferred Stock remain outstanding, and unless a greater percentage is required by law, the Company shall not, without the affirmative vote or written consent of the Majority Holders, voting separately as one class, amend, alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, or waive the compliance of any of the covenants included in this Certificate of Designation provided, however, that any such amendment, alteration or change that either (a) adversely affects any Holder’s right to convert or redeem such Holder’s shares of Series A Preferred Stock in accordance with Section 5 or (b) has an adverse and disproportionate effect on any Holder shall require the written consent of the affected Holders.
9.Term. Except as expressly provided herein, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature.
10.No Sinking Fund. Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.
11.Rights and Remedies of Holders. The various provisions set forth under this Certificate of Designation are for the benefit of the Holders and, subject to the terms and conditions hereof and applicable law, will be enforceable by them, including by one or more actions for specific performance. Except as expressly set forth herein, all remedies available under this Certificate of Designation, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.
12.Taxes.
(a)The Company shall (i) provide to any Holder, within 10 days of such Holder’s written request, (A) a certification that the Preferred Stock does not constitute a “United States real property interest,” in accordance with treasury regulations Section 1.897-2(h)(1) or (B) written notice of its legal inability to provide such a certification and (ii) in connection with the provision of any certification pursuant to the preceding clause (i)(A), comply with the notice provisions set forth in treasury regulations Section 1.897-2(h). In the event the Company

Exhibit 3.1
becomes aware of any facts or circumstances that could reasonably be expected to cause it to become a “United States real property holding company” within the meaning of Section 892(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall promptly notify the Holders.
(b)The Parties agree that, for U.S. federal and applicable state and local income tax purposes, any accrued and unpaid Dividends that have not been declared by the Board and that automatically increase, or otherwise become part of, the Stated Value of the Preferred Stock shall not, solely by reason of such accrual or increase in Stated Value, be treated as a dividend or deemed dividend under Sections 301 or 305 of the Code and shall not be included in income of any Holder unless and until actually paid in cash. Notwithstanding the first sentence of this Section 12(b), if and to the extent any accrued and unpaid Dividends that have not been declared by the Board and that automatically increase, or otherwise become part of, the Stated Value of the Preferred Stock are taken into account in determining the number of shares of Common Stock issued upon conversion of the Preferred Stock, the portion of such Common Stock issued in respect of such accrued and unpaid Dividends may be treated as a distribution under Section 305 of the Code taxable under Section 301 of the Code as a dividend to the extent of the Company’s current or accumulated earnings and profits. Upon the redemption or repayment of the Preferred Stock, any such amounts received shall not, under Sections 301 or 305 of the Code, be treated as being paid in satisfaction of any accrued and unpaid Dividends, provided that such Dividends have not been declared by the Board and have not previously been set aside for payment, consistent with Rev. Rul. 69-131 and Rev. Rul. 75-320, if such redemption or repayment otherwise constitutes a sale or exchange under Section 302 of the Code. The parties hereto shall not take any position inconsistent with the foregoing and will complete their tax reporting and withholding obligations in a manner consistent therewith, in each case, except as otherwise required by a change in applicable law or by a determination within the meaning of Section 1313(a) of the Code or any analogous provision of applicable state or local income tax law.
13.Definitions. As used in this Certificate of Designation, the following terms shall have the meanings specified below:
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.
“Board” shall have the meaning assigned to such term in the recitals hereof.
“Borrower” means S1 Holdings Finco, LLC, a Delaware limited liability company.
“Business Day” means any day that is not a Saturday or Sunday or other day on which the commercial banks in New York City are authorized or required by Law to remain closed.
“Capitalized Lease” means, with respect to any Person, any lease of (or other arrangement conveying the right to use) real or personal property by such Person as lessee that is required under GAAP to be capitalized on the balance sheet of such Person.
“Capital Stock” means: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Certificate of Designation” shall have the meaning assigned to such term in the recitals hereof.
“Certificate of Incorporation” shall have the meaning assigned to such term in the recitals hereof.
“Change of Control” means the occurrence of any of the following: (a) the acquisition of the beneficial ownership by any Person or group (as used in this definition, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (including any group acting for the purpose of acquiring, holding or disposing

Exhibit 3.1
of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (ii) one or more Permitted Holders and (iii) any underwriter in connection with any offering of Capital Stock after the Series A Original Issue Date), of voting stock representing more than 50% of the total voting power of all of the outstanding voting stock of the Company; provided, that notwithstanding the provisions of this clause (a), no “Change of Control” shall be deemed to have occurred under this clause (a) if the Permitted Holders have the right, by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board; (b) the acquisition of the beneficial ownership by any Person or group (as used in this definition, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) (including any group acting for the purpose of acquiring, holding or disposing of Securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), but excluding (i) any employee benefit plan and/or Person acting as the trustee, agent or other fiduciary or administrator therefor, (ii) one or more Permitted Holders and (iii) any underwriter in connection with any offering of Capital Stock after the Closing Date (as defined in the Stock Purchase Agreement)), of voting stock representing more than 50% of the total voting power of all of the outstanding voting stock of the Company; provided, however, notwithstanding the provisions of this clause (b), no “Change of Control” shall be deemed to have occurred under this clause (b) if the Permitted Holders have the right, by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board; or (c) the Company ceases to control, directly or indirectly, 100% of the outstanding voting stock of the Borrower. For purposes of this definition, (i) a Person or group shall not be deemed to beneficially own Capital Stock or voting power subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or similar agreement related thereto) until the consummation of the acquisition of the Capital Stock or voting power pursuant to the transactions contemplated by such agreement and (ii) it is understood and agreed that any transaction resulting in a Successor Borrower or Successor Holdings (in each case as defined in the Credit Agreement in effect on the Series A Original Issue Date) in accordance with the terms of the Credit Agreement as in effect on the Series A Original Issue Date shall not give rise to a Change of Control.
“Change of Control Date” means the date, if any, on which a Change of Control is consummated.
“Common Stock” means shares of the Company’s Class A common stock, with a par value of $0.0001 per share.
“Company” shall have the meaning assigned to such term in the recitals hereof.
“Compounded Dividends” shall have the meaning assigned to such term in Section 4(b).
“control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Credit Agreement” means that certain Financing Agreement, dated as of the date hereof, by and among System1 Holdings, the Borrower, certain subsidiaries of the Borrower as subsidiary guarantors, the lenders from time to time party thereto, and Ankura Trust Company, LLC, as administrative agent and collateral agent, as in effect on the Closing Date (as defined in the Stock Purchase Agreement).
“DGCL” shall have the meaning assigned to such term in the recitals hereof.
“Dividend Payment Date” means the last day of each Fiscal Quarter of the Issuer following the Series A Original Issue Date (or, if such date is not a Business Day, the immediately succeeding Business Day).
“Dividend Period” means the period commencing on and including a Dividend Payment Date that ends on, but does not include, the next Dividend Payment Date; provided, however, the initial Dividend Period shall commence on and include the Series A Original Issue Date and end on, but not include, the first Dividend Payment Date.

Exhibit 3.1
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Fair Market Value” means (i) with respect to the Common Stock, as applicable, (a) if the Common Stock is then listed or quoted on the NYSE or Nasdaq (or any successors thereto), the daily volumed weighted average price of the Common Stock on such market for the most recently completed trading date as reported by Bloomberg, (b) if the Common Stock is not then listed or quoted on the NYSE or Nasdaq (or any successors thereto), the volume weighted average price of the Common Stock for the most recently completed business day on OTCQB or OTCQX, as applicable, or (c) if the Common Stock is neither listed or quoted on the NYSE or Nasdaq (or any successors thereto) nor quoted on OTCQB or OTCQX, the value of the consideration obtainable in a sale of such Common Stock at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time as determined in good faith by the Board, and (ii) with respect to any Investment, asset, property or liability (in each case other than Common Stock), the value of the consideration obtainable in a sale of such Investment, asset, property or liability at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, Investment, property or liability as determined in good faith by the Board.
“FASB” means the Financial Accounting Standards Board.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Company ending December 31 of each calendar year.
“GAAP” means generally accepted accounting principles in the U.S. set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the FASB or such other principles as may be approved by a significant segment of the accounting profession in the U.S., as in effect from time to time.
“Holder” means, as of the relevant date, any Person that is the holder of record of at least one share of Series A Preferred Stock, as of such date.
“Incur” or “incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term “Incurrence” has a corresponding meaning.
“Indebtedness” shall have the meaning assigned to such term in the Credit Agreement as in effect on the Series A Original Issue Date.
“Investment” means (a) any purchase or other acquisition for consideration by the Company or any of its Subsidiaries of any of the Securities of any other Person (other than any Subsidiary), (b) the acquisition for consideration by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or a substantial portion of the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than any advance to any current or former employee, officer, director, member of management, manager, consultant or independent contractor of the Company, any Subsidiary, or any parent company for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the Company or any of its Subsidiaries to any other Person. The amount of any Investment shall be the original cost of such Investment, plus the cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-

Exhibit 3.1
downs or write-offs with respect thereto, but giving effect to any repayments of principal in the case of any Investment in the form of a loan and any return of capital or return on Investment in the case of any equity Investment (whether as a distribution, dividend, redemption or sale but not in excess of the amount of the relevant initial Investment).
“Investors” means (a) the Sponsors and (b) the Management Investors.
“Issuer” shall have the meaning assigned to such term in the recitals hereof.
“Junior Stock” means shares of the Company’s Class A common stock, Class C common stock and Class D common stock, and any other preferred stock or any other Equity Interest of the Company (other than the Series A Preferred Stock).
“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, lien (statutory or otherwise), security interest, hypothecation, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security; provided, that, for the avoidance of doubt, in no event shall an operating lease in and of itself be deemed to constitute a Lien.
“Liquidation Value” means, as of the relevant time and with respect to each share of Series A Preferred Stock, the sum of (a) the Stated Value of such share as of such date, plus (b) any declared but unpaid Dividends on such share for the most recent Dividend Period as of such date (to the extent not part of the Stated Value of such Share as of such date), plus (c) the amount of accumulated and unpaid Dividends on such share from the last Dividend Payment Date to, but not including, such date (to the extent not part of the Stated Value of such share as of such date).
“Management Investors” means the current and former officers, directors, managers, employees and members of management of the Company and/or any Subsidiary of the Company, any trust, partnership or other bona fide estate-planning vehicle of the foregoing individuals and any other Person controlled by the foregoing individuals.
“Majority Holders” means, as of any date of determination, the Holder(s) holding a majority of the then outstanding Series A Preferred Stock.
“Maturity Date” means the earliest of (a) the Final Maturity Date (as defined in the Credit Agreement) and (b) the date of the acceleration of the Loans (as defined in the Credit Agreement) in accordance with the terms of the Credit Agreement; provided, however, for purposes of this Certificate of Designation, “Maturity Date” shall not include the consummation of a Change of Control.
“Person” means any individual, corporation, limited liability company, partnership (including limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“Permitted Holders” means (a) the Investors and (b) any Person with which one or more Investors form a “group” (within the meaning of Section 14(d) of the Exchange Act) so long as, in the case of this clause (b), the relevant Investors beneficially own more than 50% of the relevant outstanding voting stock beneficially owned by the group.
“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution or winding up, including, in the case of the Company, the Series A Preferred Stock.
“Purchase Agreement” means that certain Series A Cumulative Convertible Preferred Stock Purchase Agreement, dated as of the Series A Original Issue Date (as amended, restated, supplemented or otherwise modified from time to time), by and among the Purchasers and the Company.

Exhibit 3.1
“Purchasers” shall have the meaning assigned to such term in the Purchase Agreement.
“Redemption Date” means, the Maturity Date or the Change of Control Date, as applicable, to the extent the Company redeems Series A Preferred Stock on such date.
“Restricted Payment” means (a) any dividend or other distribution on account of any shares of any class of the Capital Stock of the Company or any Subsidiary, except a dividend payable (i) in the case of the Company, solely in shares of Common Stock to the holders of such class and (ii) in the case of any Subsidiary, solely in shares of Qualified Equity Interests (as defined in the Credit Agreement as in effect on the Series A Original Issue Date) to the holders of such class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of the Capital Stock of the Company or of any Subsidiary of the Company (other than a Wholly-Owned Subsidiary of the Company); and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of the Capital Stock of the Company or any Subsidiary of the Company now or hereafter outstanding.
“Securities” means any stock, shares, units, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing; provided, that “Securities” shall not include any earn-out agreement or obligation or any employee bonus or other incentive compensation plan or agreement.
“Series A Conversion Price” shall have the meaning assigned to such term in Section 5(c)(i).
“Series A Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was issued.
“Series A Preferred Stock” shall have the meaning assigned to such term in Section 1(a).
“Sponsors” means BGPT Trebia LP, a Cayman Islands exempted partner, and its controlled Affiliates and any fund that is managed or advised by it or any of its controlled Affiliates.
“Stated Value” means, as of the relevant date and with respect to each share of Series A Preferred Stock, the sum of (a) $1,022.05 (adjusted as appropriate in the event of any stock or securities dividend, stock or securities split, stock or securities distribution, recapitalization or combination) plus (b) the aggregate Compounded Dividends with respect to such share as of such date.
“Stock Purchase Agreement” means that certain Series A Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Company, System1 Holdings, the Borrower and the lenders party thereto.
“Subsidiary” means, with respect to any Person: (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and (b) any partnership, joint venture, limited liability company or similar entity of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity. For the avoidance of doubt, any entity that is owned at a 50% or less level (as described above)

Exhibit 3.1
shall not be a “Subsidiary” for any purpose under this Certificate of Designation, regardless of whether such entity is consolidated on the Company’s or any Subsidiary’s financial statements.
“System1 Holdings” means System1 Holdings, LLC, a Delaware limited liability company.
“U.S.” means the United States of America.
“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiary of such Person.
14.Interpretation.
(a)Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.
(b)The headings are for convenience only and shall not be given effect in interpreting this Certificate of Designation. References herein to any Section or Article shall be to a Section or Article hereof unless otherwise specifically provided.
(c)References herein to any law shall mean such law, including all rules and regulations promulgated under or implementing such law, as amended from time to time and any successor law unless otherwise specifically provided. Except as otherwise stated in this Certificate of Designation, references in this Certificate of Designation to any contract(s) or written agreement(s) shall mean such contract or written agreement as in effect on the Series A Original Issue Date, regardless of any subsequent replacement, refunding, refinancing, extension, renewal, restatement, amendment, supplement or modification thereof or thereto and regardless of whether the Issuer is, remains, was, or has ever been, a party thereto.
(d)The use of the term “pari passu” with respect to the Preferred Stock, shall mean pari passu by reference to the Liquidation Value of such Preferred Stock at the relevant time.
(e)The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Certificate of Designation, refer to this Certificate of Designation as a whole and not to any particular provision of this Certificate of Designation.
(f)The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Certificate of Designation.
(g)The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
(h)The word “will” shall be construed to have the same meaning as the word “shall”. With respect to the determination of any period of time, “from” shall mean “from and including”. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

Exhibit 3.1
(i)The terms “lease” and “license” shall include “sub-lease” and “sub-license”, as applicable.
(j)All references to “$”, currency, monetary values and dollars set forth herein shall mean U.S. dollars.
(k)When the terms of this Certificate of Designation refer to a specific agreement or other document or a decision by any body or Person that determines the meaning or operation of a provision hereof, the secretary of the Company shall maintain a copy of such agreement, document or decision at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor.
(l)Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Holders that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Series A Original Issue Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
(m)Notwithstanding any other provision contained herein or in the definition of “Capitalized Lease,” only those leases (assuming for purposes hereof that such leases were then in existence) that would constitute Capitalized Leases in conformity with GAAP as in effect prior to giving effect to the adoption of ASU No. 2016-02 “Leases (Topic 842)” and ASU No. 2018-11 “Leases (Topic 842)” shall be considered Capitalized Leases hereunder, and all calculations and deliverables, as applicable, under this Certificate of Designation shall be made, prepared or available, as applicable, in accordance therewith.
(n)Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 805, 810 or 825 (or any other part of FASB Accounting Standards Codification having a similar result or effect), to value any Indebtedness at “fair value”.

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Exhibit 3.1
IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by a duly authorized officer this 23rd day of July, 2026.

SYSTEM1, INC.

By:	/s/ Tridivesh Kidambi
Name:	Tridivesh Kidambi
Title:	Chief Financial Officer